SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) January 22, 2010

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code: (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On January 22, 2010, the Registrant amended its 2002 Stock Incentive Plan (“2002 Plan”), 2004 Stock Incentive Plan (“2004 Plan”), 2005 Stock Incentive Plan (“2005 Plan”), and 2007 Stock Incentive Plan (“2007 Plan”) to provide for the grants of restricted stock units (“RSUs”) and cash awards to key employees (including officers and directors) of or consultants to the Registrant, or its subsidiaries, as the Compensation Committee of the Registrant’s Board of Directors may determine. Pursuant to the provisions of such Plans, as amended, the following grants were made on January 22, 2010, by the Registrant:

	2002 Plan		2004 Plan		2005 Plan		2007 Plan		Total
	RSUs	Cash	RSUs	Cash	RSUs	Cash	RSUs	Cash	RSUs	Cash

Robert F. Griffin	48,000	$36,000	20,000	$15,000	32,000	$24,000	100,000	$75,000	200,000	$150,000
Robert Norton	30,000	$22,500	12,500	$9,375	20,000	$15,000	62,500	$46,875	125,000	$93,750
David R. Hughes	12,000	$9,000	5,000	$3,750	8,000	$6,000	25,000	$18,750	50,000	$37,500
John W. Bittner, Jr.	4,800	$3,600	2,000	$1,500	3,200	$2,400	10,000	$7,500	20,000	$15,000
Narciso A. Rodriguez-Cayro	6,000	$4,500	2,500	$1,875	4,000	$3,000	12,500	$9,375	25,000	$18,750
Richard Knight	12,000	$9,000	5,000	$3,750	8,000	$6,000	25,000	$18,750	50,000	$37,500
Jack Sours	12,000	$9,000	5,000	$3,750	8,000	$6,000	25,000	$18,750	50,000	$37,500
									520,000	$390,000

The Registrant has entered, or intends to enter, into a Restricted Stock Unit and Cash Award Agreement under the terms of the above-referenced Plans, as amended, with each of the above persons which Agreements provide that one-third of the RSUs and one-third of the cash awards under each of the Plans shall vest and become non-forfeitable upon each of the first, second and third anniversaries of the date of grant (January 22, 2010). Unvested RSUs and cash awards shall vest on the date of a change of control (as defined in the Agreement) of the Registrant.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ David R. Hughes
David R. Hughes
Corporate Executive Vice President and Chief Financial Officer

Date: January 27, 2010